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                                   MEDJET INC.

                                   EXHIBIT 11

                  COMPUTATION OF NET (LOSS) PER COMMON SHARE




                                                    Three Months Ended March 31,
                                                        1998             1997
                                                        ----             ----
NET (LOSS) PER COMMON SHARE                                  (Unaudited)

      (Loss) from Operations                         $ (715,095)     $ (404,565)

      Weighted Average Common Shares Outstanding      3,676,001       3,648,666

            Net (Loss) Per Common Share              $    (0.19)     $    (0.11)
                                                     ==========      ==========

NET (LOSS) PER COMMON SHARE - Assuming Dilution
      (see "NOTE")

      (Loss) from Operations                         $ (715,095)     $ (404,565)
                                                     ==========      ==========

      Weighted Average Common Shares Outstanding      3,676,001       3,648,666
        (A)       Assuming Exercise of Stock Options     19,563          74,772
        (B)       Assuming Exercise of Warrants          52,120          59,041
                                                     ----------      ----------

      Weighted Average Common Shares
                   Outstanding - as Adjusted          3,747,684       3,782,479
                                                     ==========      ==========

Net (Loss) Per Common Share - Assuming Dilution      $    (0.19)     $    (0.11)
                                                     ==========      ==========



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                                   MEDJET INC.

                                   EXHIBIT 11

            COMPUTATION OF NET (LOSS) PER COMMON SHARE, CONTINUED




NOTE:

The calculation for Net (Loss) Per Common Share - Assuming Dilution is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Financial Accounting Standards Board No. 128 "Earnings Per Share" ("FASB 128") since the results are anti-dilutive.

(A) - For 1998, the dilutive options (i.e., the average market price is greater than the exercise price), assume that options for 159,668 shares are exercised, resulting in proceeds of $1,015,758. Next, using the treasury stock method with the quarterly average market price of $7.25 per share, a total of 140,105 shares ($1,015,758/$7.25= 140,105 shares) are assumed to be reacquired as of the beginning of the year, resulting in an additional 19,563 shares outstanding.

For 1997, the dilutive options (i.e., the average market price is greater than the exercise price), assume that options for 234,663 shares are exercised, resulting in proceeds of $1,319,102. Next, using the treasury stock method with the yearly average market price of $8.25 per share, a total of 159,891 shares ($1,319,102/$8.25= 159,891 shares) are assumed to be reacquired as of the beginning of the year, resulting in an additional 74,772 shares outstanding.

(B) - For 1998, the dilutive warrants (i.e., the average market price is greater than the exercise price), assume that warrants for 97,389 shares are exercised, resulting in proceeds of $328,201. Next, using the treasury stock method with the quarterly average market price of $7.25 per share, a total of 45,269 shares ($328,201/$7.25= 45,269 shares) are assumed to be reacquired as of the beginning of the year, resulting in an additional 52,120 shares outstanding.

For 1997, the dilutive warrants (i.e., the average market price is greater than the exercise price), assume that warrants for 101,853 shares are exercised, resulting in proceeds of $353,199. Next, using the treasury stock method with the yearly average market price of $8.25 per share, a total of 42,812 shares ($353,199/$8.25= 42,812 shares) are assumed to be reacquired as of the beginning of the year, resulting in an additional 59,041 shares outstanding.